Exhibit 10.6

FOURTH AMENDMENT TO

EMPLOYMENT AGREEMENT

This FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT (this “Fourth Amendment”) is entered into as of the 31st day of December, 2008, by and between Wynn Resorts, Limited (“Employer”) and Stephen A. Wynn (“Employee”). Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

RECITALS

WHEREAS, Employer and Employee have entered into that certain Employment Agreement, dated as of October 4, 2002, as amended by that certain First Amendment to Employment Agreement dated as of August 6, 2004, and as further amended by that certain Second Amendment to Employment Agreement dated as of January 31, 2007, and as further amended by that certain Third Amendment to Employment Agreement dated as of September 11, 2008 (collectively, the “Agreement”); and

WHEREAS, Employer is willing and Employee desires to modify certain terms and conditions to the Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Amendment, the parties hereto agree as follows:

1. Termination of Affiliate Positions. Concurrent with Employee’s resignation from Employer or upon expiration or termination of the Agreement, Employee agrees to resign, and shall be deemed to have resigned, all other positions and Board of Director memberships that Employee may have held immediately prior to Employee’s resignation from Employer or expiration or termination of the Agreement.

2. Section 409A Provision. Notwithstanding any provision of the Agreement to the contrary, if, at the time of Employee’s termination of employment with the Employer, he or she is a “specified employee” as defined in Section 409A of the Internal Revenue Code (the “Code”), and one or more of the payments or benefits received or to be received by Employee pursuant to the Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under the Agreement until the earlier of: (a) the date that is six (6) months following Employee’s termination of employment with the Employer or (b) the Employee’s death. The provisions of this Section shall only apply to the extent required to avoid Employee’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of the Agreement would cause Employee to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Employer may reform such provision to maintain the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

2. Other Provisions of Agreement. The parties acknowledge that the Agreement is being modified only as stated herein, and agree that nothing else in the Agreement shall be affected by this Fourth Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed as of the date first written above.

WYNN RESORTS, LIMITED		EMPLOYEE

By:	/s/ Marc D. Schorr	/s/ Stephen A. Wynn
	Marc D. Schorr Chief Operating Officer	Stephen A. Wynn